Exhibit 99.2

THERAGENICS

Moderator: James Maclennan
April 20, 2004
10:00 am CT

Operator:

Good morning. My name is (Brooke) and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Theragenics First Quarter 2004 Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks, there will a question-and-answer period. If you would like to ask a question during this time, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. I would now like to introduce Mr. James Maclennan, CFO of Theragenics. Thank you. Mr. Maclennan, you may begin your conference.

James Maclennan:

Thank you, (Brooke). Good morning and welcome to the Theragenics First Quarter 2004 Earnings Conference Call. Before we begin, I want to point out that we had a late scheduling change and as a result of that, we're situated remotely using a speakerphone. So let me make our apologies up front for any quality shortcomings that we may have.

I am James Maclennan, Chief Financial Officer and Treasurer of Theragenics. With me this morning is Christine Jacobs, Chairman, CEO and President of the Company. Also joining us for the call is Tracy Culver, who is our General Counsel and Corporate Secretary.

Earlier today, Theragenics released financial results for its quarter ended March 31, 2004. If you had not received this news release or if you would like to be added either to our fax our email distribution list, please call the Theragenics Investor Relations Department at 800-998-8479.

This call is also being broadcast over the Internet and a recording will be available for the next month on the Company's Web site. To access the Web cast, please log on to www.theragenics.com and select the Investor Relations button, followed by selecting the Overview button. Also you can listen to a recording of the call beginning today at 2 pm and until midnight April 27, 2004 by calling 800-642-1687 or 706-645-9291 and entering the conference ID code and that code is: 6626896.

Before we begin the call, I would note that the comments made during this conference may contain forward-looking statements involving risk and uncertainties regarding our operations and future results. Please see our press release issued today, the Company's filings with the Securities and Exchange Commission, including without limitation, the Company's Form 10-K and Form 10-Q, which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Further, please be advised that our annual shareholder's meeting will be held on Tuesday, May 11 at 10 am at the Peninsula Hotel, which is located at 700 Fifth Avenue and 55th Street, New York. Information about the meeting can be found in a press release dated February 19 of this year, which also can be accessed at the Theragenics Web site in the News section.

The first quarter of 2004 showed some changes compared to last year's fourth quarter. One additional competitor exited the U.S. brachytherapy business in the quarter and another indicated that it would be spun off of its parent organization later in the year. So the landscape continues to change for us. Late in 2002, there were 21 companies manufacturing and/or selling brachytherapy seeds. We entered 2004 with 11 competitors including ourselves. We stand today with 10 in the U.S. business and 11 gone compared to 2002 and we expect more changes in this landscape through the current year and probably beyond.

On the sales front, a lower number of procedures combined with fewer consults were noted by physicians with whom we spoke during the quarter. One physician in particular noted the patients just do not go for physicals during frigid temperatures or bad snows and that physician stated that this February was the lowest volume he had seen in five years. And discounting on both palladium and iodine-based seeds continued in the quarter -- aggressively so on the iodine side.

In the face of this, Theragenics was able to achieve a 14% increase in TheraSeed unit sales and a 29 cent increase in I-Seed unit sales during the first quarter, when compared to the fourth quarter of 2003. I need to qualify these comments by noting that when compared to the first quarter of 2003, the numbers are still down across the board and normally we would not draw quarter-over-quarter comparisons.

However, the 2004 first quarter numbers are very encouraging and we are hopeful, but provide no promises, that the tide is changing. So net/net, we wanted to apprise you of the comparisons - both versus success of quarters and compared to the same quarter of 2003.

In this most recent quarter, our two nonexclusive TheraSeed distributors continued to sell our product at significantly depressed volumes compared to historical quarters. But both distributors, in fact, showed increases when compared to 2003's first quarter - excuse me, fourth quarter. And Chris will be addressing this in more detail later on in the call.

Moving on to the financial results, revenues in the first quarter amounted to $8.0 million, up over 13% compared to the fourth quarter of 2003, down 28% compared to the first quarter of last year. Both TheraSeed and I-Seed units sold in the quarter were up over the fourth quarter, as I mentioned.

We're pleased to announce that our iodine seed production line began operating in February as planned and we have begun ramping up our operational sales and marketing efforts in this area. In sum, the sales environment is tough for all the reasons previously discussed.

Our net loss for the quarter was $966,000 dollars or 3 cents per share. This compares to net income of $997,999 or 3 cents per share in the first quarter of 2003 after the cumulative impact of an accounting change that was booked in that quarter - the first quarter of last year. In keeping with the candor we've always shown our shareholders in this and earlier conference calls, I would like to put the earnings numbers into perspective for you.

As an investor you might ask the question, "Is the lack of profitability a surprise?" And our response is this, "We've talked to you effusively about the disruptive brachytherapy market place and we have avoided the senseless, deep discounting that has prevailed in the market. We have observed the continued consolidation and we've made studied decisions not to participate in attempts to acquire market share through acquisitions. Others have done so and, in most cases, appear to have been unsuccessful. We have, however, stated that we would not stop investing in our product services and extensions or, for that matter, in our research and development pipeline."

So, to sum this up, the answer is, "No. We're not surprised by profit margin pressure." At least through 2004, earnings were likely the unpredictable and we want you to be aware that this is clearly not the result of indiscriminate spending or a result of costs being out of control. In the case of Theragenics, it's about investments that we're making in the future.

In the quarter, gross margin was 57.3%, which was slightly lower than the same quarter of last year, which was at 59.1%. Selling general and administrative expenses in the quarter amounted to $4.1 million dollars versus $3.4 million dollars for the same period of last year.

Included in SG&A in the quarter were several, relatively small increases when compared to the first quarter of last year. None of these changes in isolation were material. We told you that we would increase head count - particularly relative to the sales force - and we did so and continue to do so. And there are, of course, costs associated with taking those actions. I would point out too that an increased numbers of reviews of potential acquisition targets and investment opportunities led to a higher level of third-party professional expenses than the run rate this time last year.

Lastly, regarding SG&A, work we have been doing related to intellectual property has also cost us in the nature of up-front investment relative to product extensions and additional services that we're investing in for the future. And similarly, research and development expenses were $2.3 million dollars in the quarter or 28% of sales, compared to $1.5 million or 13.5% last year. The majority of the increase in R&D costs in the current quarter was related to the TheraP trial, which Chris will update you on later in this call.

We do intend to continue to invest in our R&D projects because we believe they will contribute to the future of Theragenics. These expenditures may erode margins in the short-term but we anticipate that they will build long-term value for our shareholders.

Net cash used in the quarter was $3.1 million leaving us with a cash and investments balance of $63.4 million dollars as of March 31st. We want you to understand that there was good reason for the cash burn in the quarter as we have been heavily engaged in three projects. All of which could lead to new revenue streams for Theragenics.

We do not plan to talk about two of those three projects for competitive reasons and they do, in fact, involve the brachy business. But the third project, also in the brachy field, you already know about. In the quarter, we made our final payment for the I-Seed production line, which as I mentioned, is successfully up and running.

And through our M&A and research programs, we continue to explore appropriate opportunities to deploy our cash in investments intended to improve return. We will report to you on these projects as soon as we're in a position to do that.

Lastly in my comments, I would draw your attention to Theragenics recently being awarded a one rating by StockDiagnostics.com. This rating is a measure of a company's performance and viability based on success of quarters of positive cash flow and also annualized cash flow measures. Theragenics has received an OPS rating, as that company calls it, of one for 32 consecutive quarters.

Naturally,this rating and the analysis that backs it do not belong to the Company and we cannot endorse the third-party's work so we would allow you, as investors, to draw your own conclusions as to its validity. But as a rating of one is their highest award, we consider this to be quite an achievement. And with that, I'll turn the call over to Miss Jacobs for her comments on the quarter and on the year ahead.

Christine Jacobs:

Thank you, James, and to those of you, who have personally called in this morning, thank you and good morning. We appreciate your interest in the Company. As always, after my comments, James and I will take your questions. So let's talk about our sales revenue first.

This is the first quarter that we've operated under the more favorable brachytherapy seed reimbursement guidelines that were enacted late last year. While it's still too early to tell how this is going to affect the Company long-term, or the brachytherapy industry in general, we're now operating on a more level playing field as regards to reimbursement for seeds. Note that there is still some confusion amongst seeding doctors, and as I said, it's still early.

While operating in the new environment, we also saw some positive indicators resulting from our own field sales activities during the quarter. In the past 90-days, our sales organization reported 81 reactivated accounts. That's 81 reactivations. Some of these are distributor accounts and others are direct in-house accounts. This is our highest reactivation metric since announcing that we planned to build our own sales force. It's not the whole story, it's only a piece, but it surely does tell us that we're doing the right thing.

And even more exciting, our sales specialists signed up nine new accounts this past quarter. Some of these were new and some of the new and reactivated accounts immediately began contributing to sales revenues because they placed orders in the quarter. As we told you last quarter, we decided to increase the size of the sales force. Now this effort is still in progress and is going quite well and it is worth noting that our brachytherapy specialists are characterized by all - repeat all - of them having prior medical experience or accreditation.

As James mentioned, we began making the iodine seeds on our production line in February and I'm quite proud of the engineers and the staff that was involved in getting this line up and running so smoothly. And by the way, it was on schedule and under budget. We're looking forward now to the opportunities that producing our own in-house iodine affords us. Nothing happens overnight in this market place right now but it's quite exciting for us.

In order to support our sales efforts, we continue to invest in our directed consumer campaign and we're doing it on two fronts now. Our marketing efforts are now targeted both towards physicians and to patients, the end consumer. Our advertising presence continues to be strong and specifically targeted. We're reaching approximately 38 million adults through our ad campaign in such publications such as AARP, Reader's Digest, The New Yorker, and the U.S. News and World Report.

Further, I'm going to be a guest on the "Imus in the Morning" radio show broadcast from New York City on May 6th. And while you never know what Imus is going to be discussing, I plan to be talking about prostate cancer and brachytherapy and seeding. And there will be other related Theragenics marketing initiatives that will be showcased to our shareholders as appropriate.

Also this quarter, a new legislative effort is currently being spearheaded by Theragenics and sponsored by Congress Nathan Deal and others. We're working Washington to develop a sense of congress and what this says is that men with prostate cancer should be offered all viable treatment options by their physicians upon diagnosis. Be aware that this is non-binding legislation. It will require a two-thirds majority vote of the House to pass; and if passed, the end result will be a directive to physicians, not a binding law.

Now moving on to our diversification efforts, let's focus first on the in-house R&D. To assess the progress that we've made so far in 2004, we have now enrolled a total of 20 patients in Theragenics clinical trial using TheraSource, our intervascular brachytherapy system. The trial was designed to test safety and feasibility of the device in the prevention of restenosis. And restenosis, again, is the renarrowing of the upper leg arteries following treatment of peripheral vascular disease by balloon angioplasty.

We're closing enrollment at 20 patients, as we believe that this comprises a suitable survey size for the safety and feasibility trial. Remember, this is not the same as efficacy. All 20 patients have reach the 30-day collection point and 13 have progressed to the six-month end point. None of these patients to date have experienced a device-related adverse event.

Once the trial results are known from the study and during the study period, we will evaluate the potential market opportunities for this therapy in other vascular areas. And as a reminder, these femoral popliteal arteries were not the end game in our restenosis trials.

Now, age-related macular degeneration: Further progress has been made in the development of a marketable device for the treatment of the wet form of age-related macular degeneration. As we announced last year, the design of the device, which has a patent pending, and is named TheraSight, has been finalized. And we are submitting an investigational device exemption - or an IDE - to the FDA in the next few months to begin testing, again, safety and feasibility of this device in selected patients, who has occult or minimally classic forms of wet AMD. We still plan to begin enrollment of patients in this trial in 2004.

Okay. New topic: As you may recall last October, the DOE named Theragenics as a participant in a project that would involve the production of medical isotopes from Cold War nuclear legacy material. This was announced in a press release last October 16th, which talked about the alpha emitters actinium-225 and bismuth-213. One of Theragenics first action steps under this project was to determine the market dynamics for production of these isotopes and on the financial benefits that could accrue to the Company through our participation in the program.

Based on this analysis, we have come to the conclusion that this project did not justify further participation. Mainly for this reason, we have exercised our right not to participate in this program. In essence, we're going to take a pass. This program appeared not to be a particularly financially attractive opportunity for us and, although we're not interested in this particular program, Theragenics has not cut off its opportunity to participate in any other isotope market or its subsequent DOE programs. In fact, we have identified alternative avenues of alpha emitting isotope production that we may choose to pursue in the future if a financially viable market for alpha emitters materializes.

Next: We know that last quarter that we expected to begin producing certain radiochemicals on the cyclotrons for commercial sales. Well, we just delivered our first order and although the revenue wasn't significant, it is worth mentioning that the order was sold to NIFT. NIFT is the National Institute of Standard and Technology. They plan to use our radiochemicals, gallium-67, to serve as their national reference and a calibration source for 2004, so it's a nice beginning.

Now, regarding our Oak Ridge operations: During the first quarter of this year, we began producing palladium-102 with a PSP using the palladium metal that we acquired last year from the Stillwater Mine in Montana. You might remember us telling you about that. We're producing palladium-102 to ensure that we have ample supply of material that can be used for either seed production or research. And additionally, we need to study the PSP and the interaction with palladium-102 because it's important to decide and to be able to determine predictable yields or a calibration of sorts. We expect to be producing palladium-102 on the PSP for the next couple of months.

We're also continuing to pursue non-medical applications for the PSP. We've been marketing our capabilities to Defense, to Homeland Security, and to battery power industries and we currently has one proposal outstanding. In addition, Theragenics is named as a potential contractor in two others. We have also been working closely with our Washington D.C.-based consultants on an issue for a potential defense-related application. These are government proposals and discussions that could lead to partnerships or new revenue streams for the Company.

I have personally been more involved in Washington discussions this quarter. Given current Defense needs and well-reported urgency by our Federal government, we have increased activity in this quarter substantially. Now, before I begin taking any questions, I do have a couple of points to wrap up. First is, yes, the prostate brachy seed market continues to be challenging but it's challenging in an exciting way. Others may be panicked but Theragenics and all of us back here remain confident. The physicians know the name of Theragenics; they know our reputation in the field; and they know what we stand for.

And, secondly, yes, additionally we're seeing some positive indicators from our in-house sales force. Enough positive indicators that we believe our investments have been well spent. And do you know what? There are very few in our industry that has our position of cash strength and resources so meanwhile, several competitors are also on shaky ground.

So to conclude: Last year we told you was the year of transition for Theragenics. This year we consider it still to be a work-in-progress and diversification is and will remain the Number One priority for you. And, with that, I would like to open up for any questions.

Operator:

At this time, I would like to remind everyone, in order to ask a question, please press Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question is from Preston Foulks with Primecorp.

Preston Foulks:

Hi, everybody. Preston. I just had a couple questions. I'm glad to see you're spending money well spent and increasing your sales staff. I was wondering, do you feel that by doing that, you're in a better position for this? I guess there's a lot of competitors having problems or a lot of patients haven't come to doctors for the procedure? And that once the market does pick up that you'll be in a better position to get more market share?

Christine Jacobs:

Yeah, Preston. This is Chris. I'll tell you, the market place these companies going in and out of business, changing names, changing business plan, some consolidated sales forces - the physicians are confused. I traveled more this quarter than I did the last, where some of the customers in their meetings were concerned and I'm beginning to get a sense that they wouldn't mind a little stability out there.

They like relationships with the seed manufacturers. They like having access to data and I think there are particularly - those that I spoke with that have offered me comments - have been pleased at the medical background that our folks demonstrate. And so you are absolutely right. It's kind of like out of the fog, you know, you've got the Steady Nellie and that's pretty much where we sit right now.

Preston Foulks:

And one last question is: Before this morning, I've heard a commercial about some type of company offering a machine for people with macular degeneration - that it can help them read mail and stuff. And I was just wondering if you're close to doing some more R&D in or have a breakthrough that, you know, here's a company that's marketing some type of machine to solve this eye problem. What are you feelings with this market potential and how far along are you on your development in that area?

Christine Jacobs:

Well, Preston, I didn't see what you're referring to but I too have seen some commercials that - one of them in particular is a software program that allows them to read. It's formulated knowing what the weakness is of their ability to visualize. It's formulated to help them get around that. But I don't think that is treating the disease per se. I think it's treating a symptom of the disease. That market remains a pretty fluid market. It's not as fluid, say, as the restenosis or the cardiovascular that we're involved in but it is one that has a lot of competitive nuances that we are studying quite closely.

What I can say about the program is that our R&D people have surrounded themselves with advisors and experts, Preston, that I'm pretty impressed with. So that I think, yeah, we're a little Theragenics in a big macular degeneration market but I'm pretty comfortable that our guys are going to help maneuver around that. No promises but that's the plan right now.

Preston Foulks:	Okay. Well, I'm happy so far on the turnaround plan and keep up what you're doing.

Christine Jacobs:	Oh, thank you.

James Maclennan:	And we will file a press release, Preston, when we file that IDE that was mentioned in the call.

Preston Foulks:	Okay.

Operator:	Your next question is from Larry Haimovigsh with HMTC.

Larry Haimovigsh:	Good morning, Chris.

Christine Jacobs:	Morning, Larry.

Larry Haimovigsh:	How are you today?

Christine Jacobs:	Fine, thank you.

Larry Haimovigsh:

Great. Hey, I've got a couple questions for you -- one - two distinct questions -- one, to follow up on the earlier question on age-related macular degeneration. I think you know ophthalmology is one of my loves and age-related macular degeneration, as we both know, is a huge market opportunity. I wanted to get a little more detail on your program. You said you have filed an IDE?

Christine Jacobs:	We're planning to.

Larry Haimovigsh:	Okay, you will file?

Christine Jacobs:	In the next month - in the next few months.

Larry Haimovigsh:	Okay. And will that involve the use of palladium, iodine, or some other radiation source?

Christine Jacobs:	Palladium.

Larry Haimovigsh:	Palladium. Palladium-102?

Christine Jacobs:	Yeah, three.

Larry Haimovigsh:	One-o-three, I'm sorry.

Christine Jacobs:	One-O-two is inert.

Larry Haimovigsh:	That's right. Okay, 103, and then how is this going to be like prostate therapy where we implant seeds where there is a need to either kill the cancer - in this case, kill the growth vessel?

Christine Jacobs:

What the device that I spoke about in the conference call - we've got a patent pending on this device and it's called TheraSight and it is not a seed. It is a device that has been developed specifically for the wet form of age-related macular degeneration and here's where it does follow along in the prostate area. We asked the question of our scientists, "Would you help develop something for minimally invasive potential outpatient procedures?" So we have devised a device with a sealed source that is not a seed. It is a brand new device that has never been out there before.

Larry Haimovigsh:	Can you be a little more specific about - is it - well, can you give me more specifics? If it's not a seed, I mean is it...

Christine Jacobs:

Well, it's a device meant for positioning the radioactive source back on the lesion in the back of the eye. It does take a small incision. It is meant to dwell there as a temporary implant, Larry, not a permanent one. So the source and this device gets into position. It's held there for something less than 10 minutes, I think? Okay, James is nodding his head.

So it's less than 10-minutes dwell time. It's a temporary isotope. It also is being developed for multiple use so that if you have per se a clinic day - oh, and not only multiple use, Larry, but also something that can be used in an outpatient center without heavy use of shielding. This is where we've got an advantage over iridium or some of these other isotopes.

Larry Haimovigsh:	Well that sounds very exciting, Chris. Who will be your PI or what sites or main key site will be where the trial will begin?

Christine Jacobs:	Larry, what I'd like to do is sort of keep that under wraps for now.

Larry Haimovigsh:	Sure.

Christine Jacobs:

I don't know that we have finalized our relationship with the PI. What I can say is that they are thought leaders and, you know, I guess it's fun being the oldest person in brachytherapy seeding. I've been around the block, I guess, long enough. I'm pretty discerning on these folks and I'm very impressed with this group of ocular surgeons.

Larry Haimovigsh:	Right. And, Chris, one last question on this topic. The IDE will be for a fairly small trial it sounds like, since I think you said earlier that it's kind of a feasibility safety trial, huh?

Christine Jacobs:	Exactly. You know, it's one of these where you're going to have to cross your T's and dot your I's with the FDA the same way you did in coronary artery disease or femoral popliteal study.

Operator:	Again, I'd like to remind everyone, in order to ask a question, please press Star then the number 1 on your telephone keypad. Your next question comes from Stanford Stoddard with Michigan Trust Bank.

Stanford Stoddard:	Chris, how are you today?

Christine Jacobs:	I'm fine. Good morning.

Stanford Stoddard:	Good. I had a question: In the Michigan region here, I'm seeing a lot of advertising about prostate cancer and they are extolling the virtues of a freezing process.

Christine Jacobs:	Yes.

Stanford Stoddard:	How does that - is there merit to that or is that something that can be counteracted by your advertising saying the seed is better?

Christine Jacobs:

Okay. I'm prejudiced, Mr. Stoddard. I mean you already know that in that I think a one-time outpatient procedure that takes about 45-minutes with a minimally invasive technology and the great clinical data that we've got, obviously you know where I stand. The area of cryo is something that - let me say at the outset. In my tenure at Theragenics, I have seen probably three maybe four cryo companies come and go. Back in 1987, it was called hypothermia and everybody had a machine in the basement of their hospital and nobody used it anymore.

It is a turkey procedure. It leaves 100% of men impotent after treatment. It is not - they are attempting to market this for early-stage disease. There is no clinical data or precedence that allows them to do this for early-stage disease. Now where it may have a niche is in failures - be they external bean failures or seeding failures where men have - they have failed a subsequent treatment and you want some local control.

But this procedure and its treatment is sort of going - it's a doctor-by-doctor thing. I wouldn't say it's taking the country by storm. But where you have pockets of seditions, who have decided that they like the dynamics or they like the reimbursement numbers for it, you may find pockets in the country where cryo is a competitive threat. And while I don't take any of them with a cavalier attitude, I have seen them come and go for some very good reasons. James wants to say something.

James Maclennan:	Stanford, I'd like to add a couple of comments to that. To your question of, "Can we counteract that in our advertising?"

Stanford Stoddard:

Yes. In other words, if Chris is saying that sometimes results are often results in 100% impotence that would be a great thing to throw back at them in terms of saying to people "this is the wrong way to go."

James Maclennan:

Right. And watch the press on that one and I won't say anything more than that. And then my second, you know, additional comment is if you look at the April issue of Radiation and Oncology, there has just recently been a new study issued - excuse me -- a new study published, which involved about 1,800 patients in Cleveland and at Memorial Sloan-Kettering and compares three different forms of freezing and also gets into the quality of life following the various different treatments. And you will see very clearly the different quality of life aspects related to cryotherapy compared to brachytherapy.

Stanford Stoddard:	Okay.

James Maclennan:	The author of that was Louis Potters.

Stanford Stoddard:

I like the attack advertising. I think at this particular stage in Theragenics history, you sometimes have to do that. I can compliment for that. Chris, I've got another question too. I'm not sure if I've ever asked you this. Are you looking to see if there is an application of a TheraSeed for cancer in female patients too and uterine cancer and things of that nature?

Christine Jacobs:

We have been used - meaning the isotope has been used in some cervical, some uterine tumors and some vaginal tumors in the past. Those, Stoddard, tend to be pretty small markets dependant on physicians that are pretty specialized in the area. And what we have on-and-off for years - and it's sort of back on again - and in previous calls I've mentioned this, that we're intrigued with breast cancer.

And our resources in Oak Ridge, Tennessee means that we can ask our scientists this question: If you wanted a breast cancer treatment for following lumpectomy, what isotope off the periodic table would be the ideal isotope given the lipid content of breast tissue? And then the next question we would ask them is: Can you make it? And I don't have any - I do not have anything to report today but I can say we're bird-dogging the idea of breast cancer and isotopes in that area.

Stanford Stoddard:

Well, that's good. You've got a wonderful machine there and if it can be transferred into producing a cancer resistant type of isotopes for other forms of cancer, I think you could have a remarkable breakthrough. You know the same thing probably.

Christine Jacobs:

Right. That's why in the conference call for a year or so now I've been, you know, pretty open with saying, "Hey, if it's a medical isotope, I want to take a look at it." But it's isotopes at the end of the day and if we've got something for defense that's non-medical, that doesn't take the regulatory hurdles of a new isotope, I want to look at that too.

Stanford Stoddard:	Sure. One final question, Chris -- You indicated - or I guess it was indicated in the first comments that 11 of your competitors have disappeared and you're down to 10 now.

Christine Jacobs:	Yes, Sir.

Stanford Stoddard:

What would you estimate is going to be the number at the end of this year? Is this a good thing? Are you going to go down to four or five with Theragenics being the primary one? Is that the best thing that can happen?

Christine Jacobs:	Well...

Stanford Stoddard:	It's a tough question, I know.

Christine Jacobs:	No. No. I'm just trying to say, you know, heck, yes I want to be the guy standing. I mean...

Stanford Stoddard:	The person standing?

Christine Jacobs:

Yeah. Well, there you go. I cannot predict what's going to happen with the rest of these companies. But I did say in my final reports that some of them are on shaky ground and I don't know how many are going to be left at the end of '04. I bet - I mean if I was looking at a crystal ball and you're talking three to five years down the road, I think there's only going to be two or three people in it.

Stanford Stoddard:	That's good.

Christine Jacobs:

I think the monies for those people that are not vertically integrated, I think the glory days for those folks are over and I think they are not financed as well as they need to be financed. And I think these physicians see the writing on the wall. They don't like uncertainty and they don't like change. The good thing is that we've got a name that is not new to them. It's not changing. It's somebody that they can count on to be around.

And do you know what? I'm very proud of this and the physicians are getting the message. They recognize what we did in Washington for them last year. Anecdotally, there was a physician where one of our specialists walked in and he said, "I know what you did for us last year." This is a physician in the Washington area. "I've read about it and I'm done. I'm ordering my product from you because you invested in me."

And the more I can get that message out there, I think the better chance we've got at maybe, you know, well, the sooner the better on these changes for some of these companies. That's the panic in the market place that I referred to and I'm not unhappy about it.

James Maclennan:

A different way of tacking the same topic would be to look at the balance sheets of some of those competitors. The good news for us is, once again, we have no debt. We have a lot of cash. We're not leveraged in the way that several others are or are going shortly to be.

Stanford Stoddard:

One final thing, Chris - you talked about looking at 50 companies and maybe the best decision you made was to not acquire any of them. Are you going to still look at some related companies that maybe not be in the radiation field where you could see a small company with some profitability and some future that you could use a little cash to acquire?

Christine Jacobs:	Absolutely.

Stanford Stoddard:	Or stock really.

Christine Jacobs:	Absolutely.

Stanford Stoddard:	Good.

Christine Jacobs:

Yeah. James made reference to it in his section when we talked about some of the expenses being a little higher. That's because we have accelerated the activity in that area. Absolutely. But thank you.

Operator:	Your next question comes from Preston Foulks with Primecorp.

Preston Foulks:

Yes, I just had a couple follow-ups: In the last couple conference calls, you mentioned you had a record number of people inquiring about information about prostate? I was just wondering if that's still keeping up? Are a lot of people inquiring about information from your radio ads and magazine spots?

Christine Jacobs:

Yeah, so far so good. We gave you a number, I think, last quarter that was a total of 60-days activities. It was like 9,000 or something like that. Fourth quarter, we had - yeah -- it's in keeping. It's all right. Now one thing I will say is that we're going to freshen the ads. We're going to freshen the ads and take a look at campaigns and James made reference to the fact that we might be getting even more aggressive - if you can believe that - in some of our advertising. But the Cancer Information Center is still key and I'm still happy with the responses. Absolutely. Thank you for asking.

Preston Foulks:

And the last two questions I had was: Are we going to see any medical journals? I know you have a long - over 10-year study for prostate. Are there any new journals coming out reiterating the use of seeds - coming out soon? Or any updates?

Christine Jacobs:

Well, obviously -- typically I'm embargoed from being able to tell you when I know something is out. But we have had some data out in the last 60-days. I think we've got a Dr. (Merrick) article; a Dr. (Walner) article; and we haven't really put out a press release about these specific papers or their presentations. But we've been making hay in the field with our specialists.

And this is another thing about having - there is no substitute for having your own people giving out that new clinical data. So the answers is, "Yeah, the data continues to come out." I just haven't historically - unless I've known it's a specific palladium paper -- to that effect, but the answer is: Yeah. We do have more papers coming out and there have been some in the past three months.

Preston Foulks:	And it's showing still overwhelmingly that your procedure is a lot better than what's the alternative?

Christine Jacobs:	I couldn't have hoped for better results.

Preston Foulks:

Okay. One last question: I hear you looking for possibly acquisitions. It's an area I'm always concerned about because usually 90% of mergers and acquisitions fail and we looked at J&J when you tried to do that. And is the Company going to be very cautious not to just to try and grab like sales and market share and look at an acquisition that makes sense for the Company; not just grow short-term earnings or get into like a new field of business? Because, you know, you can spend a lot of money on acquisitions and mergers and end up with grief a lot of times.

James Maclennan:

I think you've hit the nail on the head and the exact scenario you've described would probably be a synopsis for the reasons that we have not made any significant acquisitions -- other than the I-Seed acquisition in the last two years -- despite the fact that we've looked at 50 potential targets-plus.

That's not to say we're not continuing to look, as we've both stated in the call, for an appropriate acquisition. We wouldn't do anything that was deluded. We wouldn't do anything that didn't generate revenues and profits in the short-term. We're not looking for something that has the potential to add revenues or profits in the medium or long-term. We're doing that already with our internal pipeline. We're looking for something more immediate, more specific, that we have an extremely rigorous isolation project.

Preston Foulks:	I'm glad to hear that. Okay, keep up the good work; looking for more news in coming quarters.

Christine Jacobs:	Thank you -- anymore questions?

Operator:	Your next question comes from Larry Haimovigsh with HMTC.

Larry Haimovigsh:

Hi, Chris. I seemed to have gotten cut off in the middle of the last question. I did have a couple more. What is the reference for that article that you were just mentioning - the Radiation and Oncology article? It sounds like something very much worthwhile reading.

James Maclennan:	It's the April issue of Radiation & Oncology.

Larry Haimovigsh:	Radiation & Oncology.

James Maclennan:	Yep. And the author of the study was Dr. Lou Potters.

Larry Haimovigsh:	How do you spell the last name, please?

James Maclennan:	I'm sorry. P-O-T-T-E-R-S.

Larry Haimovigsh:	P-O-T-T - Potters. Okay. Just to go back to finish up my questions on the AMD therapy. I think you mentioned that had patents pending?

Christine Jacobs:	Yes, sir.

Larry Haimovigsh:

Okay, great. And then to shift to the prostate therapy market - in the press release, Chris, you've made a specific point about saying that your checks on the market appear to indicate that there was flow down in the market and I wondered if you might elaborate on that at all?

Christine Jacobs:

Well, I guess the only thing I could add - I don't have definitive numbers, Larry, because you can't get them that fast on cancer patients. I mean, you know, if you want to know how many brachy procedures were really done, we just got 1999's data.

Larry Haimovigsh:	Wow.

Christine Jacobs:

So I mean it just takes a long time for us to know with certainty what exactly is going on. But when you're out in the field and you've got, you know, people out there representing the Company now and you say, you know, what's happening with the doctors out there? Or we see a down week or a week, you know, usually around Easter or Passover. You can see a little vacation or seasonal dipping going on but, you know, I would ask physicians point blank, "What did you do first quarter?" And like I said, we reported once physician said, "Gees, you know, I haven't seen this few patients in five years."

So I'm trying to get a handle on it. They were talking about patient flow and, again, it's anecdotal. I'm not hearing so much about competing therapies as I'm hearing that the flow of patients through these waiting rooms is just as great as it was the same time last year. I don't know what that is -- whether that is the war, whether it's uncertainty in markets. People don't want bad news now. I don't know.

Larry Haimovigsh:	Do you think there is any loss of market share of brachytherapy, Chris, to other modalities such as external beam or perhaps cryo or anything else that's out there?

Christine Jacobs:	I can't know with certainty. I just don't know, Larry. I mean IMRT is trying - you know, it's still radiation therapy. It's just wrapped up in a prettier bow now.

Larry Haimovigsh:	Sure.

Christine Jacobs:

It's still 55 visits. It is well reimbursed. Again, just like I talked to - when I referenced Mr. Stoddard in Michigan there. He's got a pocket of people that are very active that are doing some advertising but, you know, you can go down to South Chicago and you won't see anything like that. So I don't know that it's competing technologies but when a physician says the waiting room and the flow of patients is low, it's some other sociologic or demographic thing that I just can't - I don't know what it is.

Larry Haimovigsh:

Yeah. Just as a comment, I have heard from some centers - and it's probably a small number, Chris - but there's been very, very good results for laparoscopic robotic full prostatectomies. And some centers are doing a lot of them now and many of them that had stopped doing the prostatectomies because of the obvious major drawbacks. Some of them are beginning to go back to radical prostatectomy because the surgical results of robotic therapy are so elegant.

Now this is probably a fairly small number and may not be accounting for impact on you at all but I just thought you might be interested in that if you hadn't heard that in your travels around the United States.

Christine Jacobs:

Oh, I'm following - I'm bird-dogging that one. And here's what I know: First of all, you're out in San Francisco so you're in a pretty big urban area. You've got that UCSF competitive technology thing going on and, you know, where they need to be the best, the brightest, the biggest with the new equipment.

Your point about these robotics - I've watched the videos. I've watched the physicians being interviewed. I totally agree with you but there are a couple things that I think are going to work against this technology. First being, the last time I heard, these radical prostatectomies have not come down in under three hours.

Larry Haimovigsh:	Yeah. There's definitely a terrific learning curve and they definitely take a long time. No question.

Christine Jacobs:

And I think the early botched jobs and positive margins are going to become more and more of a focus going forward. You know, I'm putting it in the category of cryotherapy right now that says, "Nice try; let me see the data long-term." And I just don't' know about - I think the learning curve on that particular piece of equipment and, by the way, it is a major capital equipment purchase.

Larry Haimovigsh:	Oh, major - over a million dollars. Absolutely.

Christine Jacobs:

Absolutely. And you need a dedicated staff and all this other kind of stuff and, you know, there are always going to be early adapters. I just don't know that you're going to end up with that procedure in the hinterlands.

Larry Haimovigsh:	Yeah. Yeah. And if I could just jump back to the AMD for one quick second, you mentioned patent pending. So presumably, how long ago were the patents filed? Do you have any idea?

Christine Jacobs:	No, I don't remember.

Larry Haimovigsh:

Okay. And then I would assume that you would probably find a marketing partner for this - assuming the results continue to be good because this isn't an area that you know very well and perhaps would not want to attack directly. Does that seem like a reasonable way to look at it?

Christine Jacobs:

Yeah. It's a little too soon. I mean when I say safety and feasibility - the same thing with restenosis and the vascular disease, I like feeling our way through here in that I'm not sure yet. I've kind of got to see how it is and see how we do. And you know this market well enough, you've said it at the outset, this is a pretty rapid flowing market with several drugs in the pipeline. And one of the things that's important for us is to identify and be out there and know ahead of time -- as much ahead of time as we can - how are these other competing drugs or technologies doing? So I don't know what I want to do yet on that marketing.

Larry Haimovigsh:	Well, it's a glorious opportunity. If your technology works I think you're going to have something very significant.

Christine Jacobs:	Yep and it may not be just a frontline treatment. It might be something that we do as an adjunct to one of these other drugs. And at that point, you know I'd have a partner.

Larry Haimovigsh:	Absolutely. Probably. Great. Thanks very much, Chris.

Christine Jacobs:	Okay. Thank you all.

James Maclennan:	Operator, we have time for just one more question if there are any on the line.

Operator:	At this time, there are no further questions.

Christine Jacobs:	Well, thank you very much.

James Maclennan:	Thank you.

Christine Jacobs:	Bye-bye.

Operator:	Thank you. This concludes the Theragenics First Quarter 2004 Earnings Conference Call. You may now disconnect.

END